UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/01/2011

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 26, 2008, Raser Technologies, Inc. (the "Company") sold 8% Convertible Senior Notes Due 2013 having an aggregate principal amount of $55 million (the "Notes"). The terms of the Notes required a semi-annual interest payment of $2.2 million on April 1, 2011, although the Company has until May 1st to make the interest payment before there is Event of Default under the indenture for the Notes that would permit the holders of the Notes to accelerate the maturity date or take any action to enforce the Notes.

The Company has not made the April 1st interest payment. At this time, the Company cannot provide any assurance that the payment will be made on or before May 1st or at all.

The Company has initiated discussions with the holders of more than a majority of the outstanding principal amount of the Notes to discuss proposals that would modify the repayment terms of the Notes. The discussions with the holders of the Notes are part of the Company's comprehensive and ongoing efforts to modify the terms of substantially all of the Company's outstanding indebtedness to reduce the overall amount of Company debt and achieve more favorable repayment terms for the remaining debt. There can be no assurance that the Company will reach a definitive agreement with the holders of the Notes regarding a forbearance and/or modification that would avoid an Event of Default under the indenture for the Notes, the terms upon which any such agreement will be reached, or that requisite consents will be obtained and requisite conditions will be satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 04, 2011	By:	/s/ Nicholas Goodman
Nicholas Goodman
Chief Executive Officer